Exhibit 10.3
EXHIBIT C
FORM OF TAX SHARING AGREEMENT
     This TAX SHARING AGREEMENT (this “Agreement”), dated as of __________, 2007, by and among Synovus Financial Corp., a Georgia corporation (“Synovus”), Columbus Bank and Trust Company, a Georgia bank and trust company (“CB&T”), and Total System Services, Inc., a Georgia corporation (“TSYS”).
RECITALS
     WHEREAS, as of the date of this Agreement, Synovus is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal income tax returns, and CB&T and TSYS are members of such affiliated group;
     WHEREAS, pursuant to the Agreement and Plan of Distribution dated __________, 2007 (the “Distribution Agreement”), by and among Synovus, CB&T and TSYS, (i) TSYS shall declare and pay a cash dividend to its shareholders including CB&T (the “Cash Dividend”), (ii) after receiving its share of such Cash Dividend, CB&T shall distribute all of the shares of common stock, par value $0.10 per share, of TSYS (the “TSYS Common Stock”) that it owns to Synovus (the “First Distribution”), and (iii) Synovus shall distribute, on a pro rata basis to the holders of the issued and outstanding shares of its common stock, par value $1.00 per share, all of the shares of TSYS Common Stock that Synovus received from CB&T (the “Second Distribution” and, together with the First Distribution, the “Distributions”);
     WHEREAS, as a result of the Distributions, TSYS and its subsidiaries shall cease to be members of the Synovus affiliated group for all applicable tax purposes;
     WHEREAS, Synovus, CB&T and TSYS intend that the First Distribution and the Second Distribution will qualify as distributions described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to Synovus, CB&T, TSYS or any of their respective stockholders (other than any income or gain required to be taken into account under the consolidated return regulations under Section 1502 of the Code as a result of TSYS and its subsidiaries ceasing to be members of the Synovus affiliated group);
     WHEREAS, Synovus, CB&T and TSYS desire, on behalf of themselves, their subsidiaries and their successors, to set forth their rights and obligations with respect to Taxes due for periods before and after the Second Distribution and to address certain other Tax matters;
     NOW, THEREFORE, in consideration of the transactions recited above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following terms shall have the following meanings. All section references are to this Agreement unless otherwise stated.
     “Affiliate” means, when used with respect to any specified person, a person that directly or indirectly controls, is controlled by, or is under common control with such specified person, in each case after the Distributions. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise. For the avoidance of doubt, TSYS is not an Affiliate of Synovus nor of CB&T for purposes of this Agreement.
     “Agreement” shall mean this Agreement.
     “Applicable Rate” shall mean the rate of interest announced from time to time by CB&T as its prime lending rate.
     “Cash Dividend” has the meaning set forth in the Recitals.
     “CB&T” has the meaning set forth in the preamble to this Agreement.
     “CB&T Active Trade or Business” means the active conduct by CB&T of the banking business conducted by CB&T as of the date on which the First Distribution is effected (determined in accordance with Section 355(b) of the Code).
     “CB&T Capital Stock” means (i) all classes or series of capital stock of CB&T and (ii) all options, warrants and other rights to acquire such capital stock.
     “Code” has the meaning set forth in the Recitals.
     “Dispute” has the meaning set forth in the Distribution Agreement.
     “Distributions” has the meaning set forth in the Recitals.
     “Distribution Date” means the date on which the Second Distribution is effected.
     “Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “First Distribution” has the meaning set forth in the Recitals.
     “Group” means the Synovus Group or the TSYS Group, or both, as the context requires.
     “Income Taxes” means all federal, state, local and foreign income Taxes or other Taxes based on income or net worth.
     “Indemnitee” has the meaning set forth in Section 5.1.
     “Indemnifying Party” has the meaning set forth in Section 5.1.
     “Independent Firm” has the meaning set forth in Article VI.
     “IRS” means the U.S. Internal Revenue Service.
     “Joint Return” means any Tax Return that includes both one or more members of the Synovus Group and one or more members of the TSYS Group.
     “Past Practices” has the meaning set forth in Section 3.3(a).
     “Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.
     “Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the close of the Distribution Date.
     “Reportable Transaction” means a listed transaction or other reportable transaction as defined in the Treasury Regulations promulgated under Section 6011 of the Code.
     “Restricted Period” means the period beginning on the Distribution Date and ending on, and including, the last day of the two year period following the Distribution Date.
     “Satisfactory Guidance” means either a ruling from the IRS or a Supplemental Tax Opinion, at the election of the party requesting the other party’s consent under Section 4.2 of this Agreement, in either case reasonably satisfactory to the other party in both form and substance, including with respect to any underlying assumptions or representations. Satisfactory Guidance shall not include a Supplemental Tax Opinion with respect to which such other party’s counsel, of recognized national standing, provides an opinion to such other party that the conclusions in such Supplemental Tax Opinion are not free from doubt. For the avoidance of doubt, this definition is intended to allow the other party to prevent the requesting party from taking the action that is the subject of a Supplemental Tax Opinion, if the other party determines in good faith that it could reasonably be expected to incur a material amount of tax as a result of such action based upon uncertainty concerning any underlying assumptions or representations in such opinion.
     “Second Distribution” has the meaning set forth in the Recitals.

     “Separate Return” means (i) in the case of the TSYS Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliate or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the Synovus Group and (ii) in the case of the Synovus Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the TSYS Group.
     “Straddle Period” means, with respect to a given entity, any taxable period beginning on or before the Distribution Date and ending after the Distribution Date; provided, however, that the term “Straddle Period” shall not include any federal income taxable period of the Synovus Group.
     “Supplemental Tax Opinion” means an opinion of a Tax Advisor that permits reliance by both Synovus and TSYS. The issuance of such opinion shall be conditioned upon the receipt by such Tax Advisor of customary representation letters from each of TSYS and Synovus, in each case, in form and substance reasonably satisfactory to such Tax Advisor. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinion, unless such reliance would be unreasonable under the circumstances.
     “Synovus” has the meaning set forth in the preamble to this Agreement.
     “Synovus Active Trade or Business” means the active conduct by Synovus of the businesses conducted by the members of the Synovus Group as of the Distribution Date (determined in accordance with Section 355(b) of the Code).
     “Synovus Capital Stock” means (i) all classes or series of capital stock of Synovus and (ii) all options, warrants and other rights to acquire such capital stock.
     “Synovus Officer’s Certificate” means a letter executed by an officer of Synovus and provided to King & Spalding LLP as a condition for the completion of the Tax Opinion.
     “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts. For the avoidance of doubt, the term “Taxes” does not include amounts to be paid to any governmental authority pursuant to escheat law.
     “Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Advisor” means a U.S. tax counsel or other tax advisor of recognized national standing reasonably acceptable to both parties.
     “Tax Benefit” means the amount of the reduction in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition to or deletion from, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member).
     “Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes.
     “Tax Detriment” means the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member).
     “Tax-Free Status” means the qualification of both of the Distributions as distributions described in Section 355 of the Code in which the shares of TSYS Common Stock distributed constitute “qualified property” for purposes of Section 355(c) of the Code. For the avoidance of doubt, recognition of income or gain that relates to intercompany items shall not cause the Distributions to fail to achieve Tax-Free Status.
     “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.
     “Tax Opinion” means the opinion of King & Spalding LLP addressed to Synovus, CB&T and TSYS and upon which each party may rely regarding the Tax-Free Status of the Distributions and any other opinion issued to allow a party to take actions otherwise restricted by this Agreement.
     “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Transactions” means the Distributions, any other transactions contemplated by the Distribution Agreement and any other transfer of assets (whether by contribution, sale or otherwise) between any member of the Synovus Group and the TSYS Group in connection with the Distributions.
     “Transaction Taxes” means all (i) Taxes of any member of the Synovus Group or the TSYS Group resulting from, or arising in connection with, the failure of the Distributions to have Tax-Free Status, (ii) Taxes of the type described in clause (i) of any third party for which any member of the Synovus Group or TSYS Group becomes liable, and (iii) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i) or (ii).
     “Transition Services Agreement” has the meaning set forth in the Distribution Agreement.

     “TSYS” has the meaning set forth in the preamble to this Agreement.
     “TSYS Active Trade or Business” means the active conduct by TSYS of the businesses conducted by the members of the TSYS Group as of the Distribution Date (determined in accordance with Section 355(b) of the Code).
     “TSYS Assets” means the assets that are, or were, used or held for use primarily in the conduct of the TSYS Business.
     “TSYS Business” has the meaning set forth in the Distribution Agreement.
     “TSYS Capital Stock” means (i) all classes or series of capital stock of TSYS and (ii) all options, warrants and other rights to acquire such capital stock.
     “TSYS Common Stock” has the meaning set forth in the Recitals.
     “TSYS Group” means TSYS and its Affiliates.
     “TSYS Officer’s Certificate” means a letter executed by an officer of TSYS and provided to King & Spalding LLP as a condition for the completion of the Tax Opinion.
     “TSYS Separate Tax Liability” means an amount, determined in a manner consistent with Past Practices to the extent applicable, equal to the Tax liability that TSYS and each TSYS Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the Synovus Group for all relevant Tax Periods; provided, however, that (i) if a Tax Item created by TSYS or a TSYS Affiliate (or otherwise allocated thereto under Section 2.5(d) of this Agreement) is used on a Joint Return and a portion of the Tax Item so used did not otherwise reduce the amount of Tax liability that TSYS and each TSYS Affiliate would have incurred on a separate return basis, then the amount of the TSYS Separate Tax Liability shall be reduced by the amount of any net reduction of the Synovus Group’s aggregate Tax liability resulting from the use by the Synovus Group of such portion of such Tax Item and (ii) any Tax Item arising from or otherwise relating to the intercompany sale by Synovus of the stock of ProCard, Inc. to TSYS on or about November 1, 2002, shall be treated, solely for purposes of calculating the TSYS Separate Tax Liability under this Agreement, as a Tax Item attributable to the TSYS Group and not the Synovus Group.
ARTICLE II
TAX SHARING
     Section 2.1 Responsibility and Indemnification for Taxes.
     (a) From and after the Distribution Date, without duplication, each of Synovus and TSYS shall be responsible for, and shall pay its respective share of, the liability for Taxes of Synovus, TSYS and their respective Affiliates, as provided in this Agreement. Synovus shall indemnify and hold harmless TSYS and its Affiliates from any Taxes for which Synovus is responsible under this Agreement. TSYS shall indemnify and hold harmless Synovus and its

Affiliates from any Taxes for which TSYS is responsible pursuant to this Agreement.
     (b) Payments to Taxing Authorities and between the parties, as the case may be, shall be made in accordance with the provisions of this Agreement.
     Section 2.2 TSYS’s Liability for Taxes. TSYS shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by TSYS or the TSYS Business with respect to such Taxes:
     (a) all Taxes incurred with respect to all Joint Returns to the extent such Taxes are related to (i) a TSYS Separate Tax Liability or (ii) the TSYS Assets or the TSYS Business for any taxable period;
     (b) any Transaction Taxes that are solely attributable to:
     (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in Section 4.1 that relates to the TSYS Group;
     (ii) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the TSYS Officer’s Certificate;
     (iii) any action or omission by any member of the TSYS Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or
     (iv) any other action or omission by any member of the TSYS Group (including without limitation the application of Section 355(e) or (f) of the Code to either of the Distributions resulting from one or more acquisitions of the stock or assets of TSYS);
     (c) fifty percent (50%) of any Transaction Taxes that are not solely attributable to any event or circumstance described in Section 2.2(b) and are not solely attributable to any event or circumstance described in Section 2.3(b);
     (d) except as otherwise agreed in writing by Synovus or CB&T, on the one hand, and TSYS, on the other hand, fifty percent (50%) of any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions;
     (e) all Taxes related to TSYS Separate Returns;
     (f) all Taxes of the Synovus Group that are attributable to the disallowance or recapture of any Georgia income tax credit that was assigned to the Synovus Group by a member of the TSYS Group in accordance with Section 48-7-42 of the Official Code of Georgia Annotated; and
     (g) all Taxes incurred with respect to the members of the TSYS Group for any Post-Distribution Tax Period.

     Section 2.3 Synovus’s Liability for Taxes. Synovus shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Synovus with respect to such Taxes:
     (a) except as provided for in Section 2.2(a), (b), (c), (d) or (f), all Taxes incurred with respect to all Joint Returns;
     (b) any Transaction Taxes that are solely attributable to:
     (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in Section 4.1 that relates to the Synovus Group;
     (ii) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the Synovus Officer’s Certificate;
     (iii) any action or omission by any member of the Synovus Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or
     (iv) any other action or omission by any member of the Synovus Group (including without limitation the application of Section 355(e) or (f) of the Code to either of the Distributions resulting from one or more acquisitions of the stock or assets of Synovus or CB&T).
     (c) fifty percent (50%) of any Transaction Taxes that are not solely attributable to any event or circumstance described in Section 2.2(b) and are not solely attributable to any event or circumstance described in Section 2.3(b);
     (d) except as otherwise agreed in writing by Synovus or CB&T, on the one hand, and TSYS, on the other hand, fifty percent (50%) of any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions; and
     (e) except as provided for in Section 2.2(f), all Taxes incurred with respect to the members of the Synovus Group for any Post-Distribution Tax Period.
     Section 2.4 Payment of Allocable Taxes.
     (a) With respect to each payment of Tax that is due after the Distribution Date in connection with the filing of any Joint Return, including estimated tax installments and payments made in connection with extension requests, Synovus shall notify TSYS in writing of the amount of the tax sharing payment due from TSYS, calculated under the principles of this Agreement, and TSYS shall make its tax sharing payment to Synovus (to the extent not previously paid by TSYS) not later than five (5) days after receipt of such notice from Synovus; provided, however, that TSYS shall not be required to make a tax sharing payment to Synovus hereunder more than ten (10) days before the applicable Tax payment is due to the applicable Taxing Authority. Tax sharing payments made by the TSYS Group under this Section 2.4(a), as well as tax sharing payments made by TSYS Group prior to the Distribution Date, shall be trued up when each applicable Joint Return is finalized and filed.
     (b) If any Tax Return for a Pre-Distribution Tax Period is examined by a Taxing Authority and such examination results in additional TSYS Separate Tax Liability, TSYS (or a TSYS Affiliate, if appropriate) shall pay (or cause the TSYS Affiliate to pay) to Synovus or, if applicable, the appropriate Taxing Authority, an amount equal to the increase in TSYS Separate Tax Liability, within thirty (30) days after a Final Determination.
     (c) If any Tax Return for a Pre-Distribution Tax Period is examined by a Taxing Authority and such examination results in a lower TSYS Separate Tax Liability, Synovus shall pay to TSYS an amount equal to the decrease in the TSYS Separate Tax Liability, within thirty (30) days after a Final Determination.
     Section 2.5 Allocation of Certain Income Taxes and Income Tax Items.
     (a) If Synovus, TSYS or any of their respective Affiliates is permitted but not required under applicable Tax laws to treat the Distribution Date as the last day of a taxable period, then the parties shall treat such day as the last day of a taxable period under such applicable Tax law and shall file any elections necessary or appropriate to such treatment, provided that this Section 2.5(a) shall not be construed to require Synovus to change its taxable year.
     (b) Transactions occurring, or actions taken, on the Distribution Date but after the Second Distribution outside the ordinary course of business by, or with respect to, TSYS or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in a Post-Distribution Tax Period of TSYS or a TSYS Affiliate, as appropriate).
     (c) Any Taxes for a Straddle Period shall, for purposes of this Agreement, be apportioned between the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of TSYS and its Affiliates as of the close of business on the Distribution Date, provided that (i) Synovus may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Second Distribution occurs (and if Synovus so elects, TSYS shall so elect) as described in Treasury Regulations Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and foreign Tax laws; and (ii) subject to clause (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.
     (d) Tax attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to Synovus and its Affiliates, and TSYS and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). Synovus shall reasonably determine the amounts and proper allocation of such attributes. Synovus and TSYS agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the parties as presumptively correct.
     Section 2.6 Tax Refunds. Except as provided in Section 2.7:
     (a) Synovus shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Synovus is responsible under this Agreement, including by means of indemnification pursuant to the terms of this Agreement. TSYS shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which TSYS is responsible under this Agreement, including by means of indemnification pursuant to the terms of this Agreement.
     (b) Synovus and TSYS shall each forward to the other party, or reimburse such other party for, any refunds received by the first party and due to such other party pursuant to this Section within ten (10) days of the receipt of any such refund. Where a refund is received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. All payments made pursuant to this Section 2.6 shall describe in reasonable detail the basis for the calculation of the amount being paid.
     (c) If one party so requests, the other party (at the first party’s expense) may file for and pursue any refund to which the first party is entitled under this Section, provided that the other party shall not be required to file amended Tax Returns or otherwise pursue any refund on behalf of the first party if such other party determines, in its sole and absolute discretion, not to do so.
     (d) If the other party pays any amount to the first party under this Section 2.6 and, as a result of a subsequent Final Determination, the first party is not entitled to some or all of such amount, the other party shall notify the first party of the amount to be repaid to the other party, and the first party shall then repay such amount to the other party, together with any interest, fines, additions to Tax, penalties or any other additional amounts imposed by a Taxing Authority relating thereto.

     Section 2.7 Carrybacks.
     (a) Notwithstanding anything in this Agreement, TSYS shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by TSYS or any Affiliate from a Post-Distribution Tax Period to a Straddle Period or Pre-Distribution Tax Period.
     (b) If, notwithstanding the provisions of Section 2.7(a), TSYS is required to carry back losses or credits, TSYS shall be entitled to any refund of any Tax obtained by Synovus or a Synovus Affiliate as a result of the carryback of losses or credits of TSYS or a TSYS Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period or Straddle Period. Such refund is limited to the lesser of (i) the reduction in the TSYS Separate Tax Liability for all tax periods resulting from the carryback or (ii) the net amount received by Synovus or a Synovus Affiliate (by refund, offset against other Taxes, or otherwise), net of any Tax Detriment incurred by Synovus or such Affiliate resulting from such refund. Upon request by TSYS, Synovus shall advise TSYS of an estimate of any Tax Detriment Synovus projects will be associated with any carryback of losses or credits of TSYS and its Affiliates provided in this Section 2.7(b).
     (c) If TSYS has a Tax Item that must be carried back to any Pre-Distribution Tax Period, TSYS shall notify in writing Synovus that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the grounds for the refund and the amount thereof, and a certification by an appropriate officer of TSYS setting forth TSYS’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.
     (d) If Synovus pays any amount to TSYS under Section 2.7(b) and, as a result of a subsequent Final Determination, TSYS is not entitled to some or all of such amount, Synovus shall notify TSYS of the amount to be repaid to Synovus, and TSYS shall then repay such amount to Synovus, together with any interest, fines, additions to Tax, penalties or any other additional amounts imposed by a Taxing Authority relating thereto.
     Section 2.8 Georgia Income Tax Credits.
     (a) If a member of the Synovus Group uses a Georgia income tax credit (including a carryover of an unused credit) that originally was earned by a member of the TSYS Group in a taxable year of such TSYS Group member ending on or before the Distribution Date, which tax credit subsequently was assigned to a member of the Synovus Group pursuant to with Section 48-7-42 of the Official Code of Georgia Annotated, Synovus shall make a payment to TSYS equal to the amount by which the net aggregate federal and state Income Tax liability of the Synovus Group actually was reduced as a result of the use of such assigned credit or carryover of such assigned credit.
     (b) The terms and conditions under which Georgia income tax credits earned by the TSYS Group in taxable periods beginning after the Distribution Date shall be assigned to members of the Synovus Group pursuant to Section 48-7-42 of the Official Code of Georgia Annotated are set forth on Exhibit A hereto.

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
     Section 3.1 Synovus Responsibility.
     (a) Subject to Section 3.1(b), Synovus shall make all determinations with respect to, have ultimate control over the preparation of, and file all (i) Joint Returns and (ii) Synovus Separate Returns, in each case as it determines to be mandatory or advisable and for all taxable periods.
     (b) Synovus and TSYS shall cooperate with each other and with any third parties engaged to provide tax preparation services or advice, in accordance with Past Practices to the extent applicable, in connection with the preparation and filing of Joint Returns for Pre-Distribution Tax Periods that are due after the Distribution Date (giving effect to filing extensions).
     Section 3.2 TSYS Responsibility. TSYS shall make all determinations with respect to, have ultimate control over the preparation of, and file all Tax Returns (other than those described in Section 3.1) for the TSYS Group as it determines to be mandatory or advisable and for all tax periods; provided, however, that TSYS may engage Synovus to prepare Tax Returns pursuant to the terms and conditions of the Transition Services Agreement.
     Section 3.3 Tax Accounting Practices.
     (a) Except as provided in Section 3.3(b), any Tax Return for any Pre-Distribution Tax Period, to the extent it relates to members of the TSYS Group, shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a party will not be required to follow Past Practices if, and to the extent that, it obtains either (A) the written consent of the other party (not to be unreasonably withheld) or (B) a “should” level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) Synovus shall have the right to determine which entities will be included in any Joint Return that it is responsible for filing.
     (b) The parties shall report the Transaction for all Tax purposes in a manner consistent with the Tax Opinion, unless, and only to the extent, an alternative position is required pursuant to a Final Determination. Synovus shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transaction that is not covered by the Tax Opinion.
     Section 3.4 Right to Review Tax Returns. Upon request, each party shall make available to the other party the portion of any Pre-Distribution Tax Period Tax Returns that relates to the TSYS Group.

ARTICLE IV
TAX-FREE STATUS OF THE DISTRIBUTION
     Section 4.1 Representations.
     (a) Each of Synovus and CB&T represents that (i) it knows of no fact that may cause the Distributions to fail to have Tax-Free Status, (ii) it has no plan or intention to take any action inconsistent with the Synovus Officer’s Certificate or the covenants set forth in this Agreement, and (iii) to the knowledge and belief of Synovus and CB&T, no officer or director of Synovus or CB&T (nor any person acting with the permission of any such officer or director) has participated in any “agreement, understanding, arrangement or substantial negotiations” (as those terms are used in Treasury Regulations section 1.355-7(h)) with respect to any transaction involving the issuance or other acquisition of Synovus Capital Stock or of CB&T Capital Stock (excluding for this purpose (w) issuances of Synovus Capital Stock meeting the requirements of Safe Harbor VIII of Treasury Regulation Section 1.355-7(d) (relating to certain compensatory transfers of stock), (x) transfers on an established market of Synovus Capital Stock described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d), (y) issuances of Synovus Capital Stock described in Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), or (z) issuances of Synovus Capital Stock in one or more bank acquisitions that may have been the subject of “substantial negotiations” during the two-year period prior to the Distributions where the aggregate amount of Synovus Capital Stock to be issued in such acquisitions does not exceed five percent (by vote and by value) of the total outstanding Synovus Capital Stock), or any merger or acquisition involving all or substantially all of the assets of Synovus or CB&T.
     (b) TSYS represents that (i) it knows of no fact that may cause the Distributions to fail to have Tax-Free Status, (ii) it has no plan or intention to take any action inconsistent with the TSYS Officer’s Certificate or the covenants set forth in this Agreement, and (iii) to the knowledge and belief of TSYS, no officer or director of TSYS (nor any person acting with the permission of any such officer or director) has participated in any “agreement, understanding, arrangement or substantial negotiations” (as those terms are used in Treasury Regulations section 1.355-7(h)) with respect to any transaction involving the issuance or other acquisition of TSYS Capital Stock (excluding for this purpose (x) issuances of TSYS Capital Stock meeting the requirements of Safe Harbor VIII of Treasury Regulation Section 1.355-7(d) (relating to certain compensatory transfers of stock), (y) transfers on an established market of TSYS Capital Stock described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d) or (z) issuances of TSYS Capital Stock described in Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)), or any merger or acquisition involving all or substantially all of the assets of TSYS.
     Section 4.2 Covenants.
     (a) Each of Synovus, CB&T and TSYS will not take or fail to take, or permit its Affiliates to take or fail to take, any action where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement in, as applicable, the Synovus Officer’s Certificate or the TSYS Officer’s Certificate, or (ii) prevent, or be reasonably likely to prevent, the Tax-Free Status.
     (b) During the Restricted Period, except as provided in Section 4.2(c), TSYS shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

     (i) liquidate or partially liquidate, including by way of merger or consolidation, any member of the TSYS Group other than TSYS;
     (ii) liquidate or partially liquidate TSYS;
     (iii) cause or permit TSYS to cease to engage in the TSYS Active Trade or Business; or
     (iv) sell or transfer assets, other than inventory sold or transferred in the ordinary course of business, constituting (A) 50% or more of the gross assets that are held by any member of the TSYS Group and are used in the TSYS Active Trade or Business and are relied upon to satisfy the requirements of Section 355(b) of the Code, (B) 50% or more of the consolidated gross assets of the TSYS Group that are used in the TSYS Active Trade or Business or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the TSYS Active Trade or Business after the Distribution Date.
     (c) Notwithstanding Section 4.2(b):
     (i) clauses (i) through (iv) of Section 4.2(b) shall not apply upon the prior written consent of Synovus, which consent may not be withheld if Synovus determines in good faith that TSYS has provided it with Satisfactory Guidance that the proposed actions will not result in Transaction Taxes; and
     (ii) clauses (i) and (iv) of Section 4.2(b) shall not apply after the date that is six months after the Distribution Date.
     (d) During the Restricted Period, except as provided in Section 4.2(e), Synovus shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:
     (i) liquidate or partially liquidate, including by way of merger or consolidation, any member of the Synovus Group other than Synovus or CB&T;
     (ii) liquidate or partially liquidate Synovus or CB&T;
     (iii) cause or permit Synovus to cease to engage in the Synovus Active Trade or Business;
     (iv) dispose of the CB&T Capital Stock or cause or permit CB&T to cease to engage in the CB&T Active Trade or Business; or
     (v) sell or transfer assets, other than inventory sold or transferred in the ordinary course of business, constituting (A) 50% or more of the gross assets that are held by any member of the Synovus Group and are used in the Synovus Active Trade or Business and are relied upon to satisfy the requirements of Section 355(b) of the Code, (B) 50% or more of the gross assets that are held by CB&T and are used in the CB&T Active Trade or Business and are relied upon to satisfy the requirements of Section 355(b) of the Code, (C) 50% or more of the consolidated gross assets of the Synovus Group that are used in the Synovus Active Trade or Business or (D) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Synovus Active Trade or Business or the CB&T Active Trade or Business after the Distribution Date.
     (e) Notwithstanding Section 4.2(d):
     (i) clauses (i) through (v) of Section 4.2(d) shall not apply upon the prior written consent of TSYS, which consent may not be withheld if TSYS determines in good faith that Synovus has provided it with Satisfactory Guidance that the proposed actions will not result in Transaction Taxes; and
     (ii) clauses (i) and (v) of Section 4.2(d) shall not apply after the date that is six months after the Distribution Date.
     Section 4.3 Procedures Regarding Opinions and Rulings.
     (a) If TSYS may take certain actions conditioned upon the receipt by Synovus of Satisfactory Guidance, Synovus, at the request of TSYS, shall use commercially reasonable efforts to obtain expeditiously, or to assist TSYS in obtaining, such Satisfactory Guidance. Synovus shall not be required to take any action pursuant to this Section 4.3(a) if TSYS fails to certify, upon request, that all information and representations relating to any member of the TSYS Group in the relevant documents are true, correct and complete. TSYS shall reimburse Synovus for all reasonable out-of-pocket costs and expenses incurred by Synovus in obtaining Satisfactory Guidance.
     (b) If Synovus or CB&T may take certain actions conditioned upon the receipt by TSYS of Satisfactory Guidance, TSYS, at the request of Synovus or CB&T, shall use commercially reasonable efforts to obtain expeditiously, or to assist Synovus or CB&T in obtaining, such Satisfactory Guidance. TSYS shall not be required to take any action pursuant to this Section 4.3(b) if Synovus or CB&T fails to certify, upon request, that all information and representations relating to any member of the Synovus Group in the relevant documents are true, correct and complete. Synovus shall reimburse TSYS for all reasonable out-of-pocket costs and expenses incurred by TSYS in obtaining Satisfactory Guidance.
     (c) Synovus shall have the right to obtain a ruling from the IRS (or any other Taxing Authority) or a Supplemental Tax Opinion at any time in its sole discretion. Synovus shall reimburse TSYS for all reasonable out-of-pocket costs and expenses incurred by the TSYS Group in obtaining such a ruling or Supplemental Tax Opinion.
     (d) TSYS shall have the right to obtain a ruling from the IRS (or any other Taxing Authority) or a Supplemental Tax Opinion at any time in its sole discretion. TSYS shall reimburse Synovus for all reasonable out-of-pocket costs and expenses incurred by the Synovus Group in obtaining such a ruling or Supplemental Tax Opinion.

ARTICLE V
TAX CONTESTS; INDEMNIFICATION; COOPERATION
     Section 5.1 Notices.
     (a) Within 15 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other party (the “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.
     (b) The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 5.1(a).
     Section 5.2 Control of Tax Contests.
     (a) Except as otherwise provided in Section 5.2(b), Synovus shall control, and shall have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, any Synovus Separate Returns or the Tax treatment of the Transactions, provided that (i) Synovus shall act in reasonable good faith in connection with its control of any such Tax Contests, (ii) TSYS shall have the right to participate in and advise on (including, without limitation, the opportunity to review and comment upon Synovus’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of Synovus, not to be unreasonably withheld) such items for which TSYS could be liable under Article II as a result of such Tax Contest, and (iii) Synovus shall not settle or compromise items for which TSYS could be liable under Article II as a result of such Tax Contest without the prior written consent of TSYS, which shall not unreasonably be withheld.
     (b) Synovus and TSYS shall jointly control Tax Contests relating to Tax liability arising from the failure of the Transactions to qualify for tax-free treatment under Section 355 of the Code, if TSYS potentially would be liable to Synovus under Article II as a result of such Tax Contest. Neither party shall have the right to settle any such Tax Contest without the consent of the other party.
     (c) TSYS shall have sole control over any Tax Contest relating to the TSYS Separate Returns; provided, however, that if Synovus is responsible under this Agreement for any Taxes relating to such Tax Contest, then TSYS shall control, and shall have sole discretion in handling, settling or contesting such Tax Contest, provided that (i) TSYS shall act in reasonable good faith in connection with its control of any such Tax Contest, (ii) Synovus shall have the right to participate in and advise on (including, without limitation, the opportunity to review and comment upon TSYS’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of TSYS, not to be unreasonably withheld) such items for which Synovus could be liable under Article II as a result of such Tax Contest, and (iii) TSYS shall not settle or compromise items for which Synovus could be liable under Article II as a result of such

Tax Contest without the prior written consent of Synovus, which shall not unreasonably be withheld.
     (d) Any out-of-pocket expenses incurred in handling, settling or contesting any Tax Contest shall be borne ratably by the parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates.
     Section 5.3 Indemnification Payments.
     (a) An Indemnitee shall be entitled to make a claim for payments pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment (including, for the avoidance of doubt, the finalization of a Tax Return before filing). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first becomes so entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. Except as provided in Section 5.3(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless (and then only to the extent that) the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.
     (b) If the Indemnitee will be obligated to make the payment described in Section 5.3(a) to a Taxing Authority or other third party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment. If the Indemnitee’s claim for payment arises from a payment that the Indemnifying Party will receive from a third party, such as a refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.
     (c) In the case of a claim under Article II where no payment will be made to or received from a Taxing Authority, Section 5.3(b) shall be applied to the payments that would be made to or from a Taxing Authority if the TSYS Group were treated as a standalone group for all taxable periods.
     Section 5.4 Interest on Late Payments. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made within the period for payment, at the Applicable Rate.
     Section 5.5 Treatment of Payments. The amount of all indemnification obligations under this Agreement shall be decreased to take into account the Tax Benefits to the Indemnitee of the deductibility of any indemnified item and shall be increased where necessary so that, after all the required deductions have been made and Taxes imposed, the Indemnitee receives the net amount it would have been entitled to receive under this Agreement in the absence of such deductions and Taxes. Any payments made to one party by another party pursuant to this Agreement shall be treated by the parties for all Tax purposes as a distribution by, or capital contribution to, TSYS, as the case may be, made immediately prior to the Distributions, except to the extent otherwise required by a Final Determination.
     Section 5.6 Expenses. Except as otherwise provided herein, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and all other matters under this Agreement.
     Section 5.7 Cooperation. Each member of the Synovus Group and the TSYS Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, Tax Contests, and all other matters covered by this Agreement.
     (a) Such cooperation shall include:
     (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities;
     (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return by a member of the Synovus Group or the TSYS Group, obtaining a tax opinion or private letter ruling, or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a party’s knowledge) of the accuracy and completeness of the information it has supplied;
     (iii) the use of the parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;
     (iv) the use of the parties’ reasonable best efforts to make the applicable party’s current or former officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and
     (v) making determinations with respect to actions described in Section 4.2(c)(i) and (e)(i) as promptly as practicable.
     (b) If a party fails to comply with any of its obligations set forth in this Section 5.7 upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.
     Section 5.8 Confidentiality. Any information or documents relating to Taxes, including any such information provided under this Agreement, shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax

Contest. In addition, if Synovus, CB&T or TSYS determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.
     Section 5.9 Retention of Tax Records. On or prior to the Distribution Date, Synovus shall deliver or cause to be delivered to TSYS all materials, agreements, documents, books, records and files, if any, in the possession of Synovus or a Synovus Affiliate relating to Taxes of the TSYS Business. TSYS may request from Synovus and retain copies of, and Synovus may request from TSYS and retain copies of, (i) with respect to any Joint Return, all pro forma federal and state Tax Returns, supporting schedules and workpapers related to members of the TSYS Group, and (ii) any Separate Returns with respect to any Pre-Distribution Tax Period for any TSYS Group members, including supporting schedules and workpapers. Neither Synovus nor TSYS (nor any of their respective Affiliates) shall dispose of any documentation with respect to any Pre-Distribution Tax Period, including books, records, Tax Returns and all supporting schedules and information relating thereto, of any member of the other Group, or in the case of the TSYS Group any member included in a Joint Return, for a minimum of ten (10) years after the expiration of the applicable Pre-Distribution Tax Period (or, if later, until the expiration of the applicable statute of limitations), and each party shall promptly notify the other party in the event that any such documentation is inadvertently destroyed, damaged or otherwise disposed of. Prior to disposing of any such documentation, each party shall provide written notice to the other party describing the documentation proposed to be disposed of at least thirty (30) days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding thirty (30) day period.
ARTICLE VI
DISPUTE RESOLUTION
Any Dispute arising under this Agreement shall be resolved pursuant to the negotiation and mediation procedures specified in Section 5.5(a) and (b) of the Distribution Agreement. Any such Dispute that has not been timely resolved in accordance with such procedures shall be finally resolved under the procedures set forth in this Article VI, in lieu of the arbitration procedures specified in Section 5.5(c) of the Distribution Agreement. Within ten (10) days following the failure of mediation under Section 5.5(c) of the Distribution Agreement, Synovus and TSYS shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the Dispute. If the parties cannot jointly agree on an Independent Firm to resolve the Dispute within the ten (10) day period, then within a period of an additional ten (10) days, each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and those firms shall jointly select an Independent Firm which shall make the determination under this Article VI. The Independent Firm shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based on this Agreement with respect to each disputed item. The Independent Firm shall make such determinations within ninety (90) days from the date on which it is selected, unless the parties mutually agree to an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, Synovus and TSYS shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute. In all other events, the fees and expenses relating to the Independent Firm shall be shared based on the difference between the position taken by Synovus, on the one hand, and the position taken by TSYS, on the other hand, initially presented to the Independent Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Firm in proportion to the total difference between the initial position taken by Synovus and the initial position taken by TSYS. Any controversy concerning whether a Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VI shall be determined by the Independent Firm. In resolving any Dispute, the Parties intend that the Independent Firm apply the terms and conditions of this Agreement and the substantive laws of the State of Georgia, without regard to the choice of law principles thereof that could mandate the application of the laws of another jurisdiction. The Parties agree to comply with any award made by the Independent Firm pursuant to this Article VI and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction. The Independent Firm shall be entitled, if appropriate, to award any remedy in such proceedings available under this Agreement and Georgia law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the Independent Firm shall not be entitled to award punitive, exemplary, multiple or any other forms of non-compensatory damages. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Dispute. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Independent Firm shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Independent Firm’s orders to that effect.

ARTICLE VII
MISCELLANEOUS PROVISIONS
     Section 7.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. All prior tax sharing agreements between the parties and/or their respective Affiliates are hereby terminated and superseded by this Agreement.
     Section 7.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Georgia as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.
     Section 7.3 Consent to Jurisdiction. Without limiting the provisions of Article VI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia or the federal courts located in the State of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the federal district courts located in the State of Georgia or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Georgia. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Georgia or (ii) the federal district courts located in the State of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 7.4 Termination. This Agreement may be terminated and the Distributions abandoned at any time prior to the Distributions by and in the sole discretion of Synovus without the approval of CB&T, TSYS or the stockholders of Synovus. In the event of termination pursuant to Section 6.4 of the Distribution Agreement, no party shall have any liability of any kind to any other party hereunder. After the Distributions, this Agreement may not be terminated except by an agreement in writing signed by the parties.
     Section 7.5 Notices. Any notice, demand, offer, request, payment or other communication required or permitted to be given by any party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party’s General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.
     Section 7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     Section 7.7 Binding Effect; Assignment. Section 6.7 of the Distribution Agreement shall apply to this Agreement, as if the references therein to “this Agreement” were references to this Agreement.
     Section 7.8 Severability. In the event any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 7.9 Failure or Indulgence not Waiver. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     Section 7.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 7.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 7.12 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.
     Section 7.13 Effectiveness. This Agreement shall become effective upon the Distribution Date.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

SYNOVUS FINANCIAL CORP.
By
Name:
Title:

COLUMBUS BANK AND TRUST COMPANY
By
Name:
Title:

TOTAL SYSTEM SERVICES, INC.
By
Name:
Title:

[Signature Page to Tax Sharing Agreement]